Exhibit 99

INTERNATIONAL SEAWAYS ANNOUNCES REFINANCING AND CLOSING OF NEW SENIOR SECURED CREDIT FACILITIES

Refinancing Reduces Annual Interest Expense by $15 Million

New York, NY – January 28, 2020 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the world’s largest crude oil and petroleum product tanker companies, today announced it has closed on senior secured credit facilities (the “Facilities”), in an aggregate principal amount of $390 million. The Facilities consists of a 5-year $300 million senior secured term loan facility (the “Core Term Loan Facility”), a 5-year $40 million revolving credit facility (the “Core Revolving Facility”), of which $20 million has been drawn, and a 2.5-year $50 million senior secured term loan credit facility (the “Transition Facility”).

The proceeds from the Facilities were used to refinance $385 million existing high-cost secured and unsecured debt of the Company and its subsidiaries. This included repaying the Company’s 2017 Term Loan Facility and its senior secured credit agreement with ABN and repurchasing the Company’s outstanding 10.75% subordinated notes.

Jeffrey Pribor, International Seaways’ CFO, commented, “We are pleased to have closed on these attractive new credit facilities, reflecting our strong execution over the past three years and the continued support of an expanded top-tier banking group. The new credit facilities will reduce annual interest expense by approximately $15 million, by lowering our average interest rates on the refinanced portion of our debt by 3.5%, and our overall average interest rates by 2.0%, while enabling INSW to maintain one of the lowest leverage ratios in the industry and low cash break evens.”

The Company’s President and CEO, Lois Zabrocky, added, “Importantly, the new facilities eliminate certain restrictions in our debt and position us to advance our disciplined capital allocation strategy following success both renewing our fleet near the bottom of the cycle and significantly paying down debt.”

Borrowings under the Core Term Loan Facility and the Core Revolving Facility (the “Core Facilities”) initially bear interest at LIBOR plus 2.60%, while borrowings under the Transition Facility bear interest at LIBOR plus 3.50%. The margin on the Core Facilities may adjust by 0.20%, based on whether the Company meets certain leverage ratios. The Company currently anticipates the margin on the Core Facilities will decrease to 2.40% by the third quarter of 2020.

Nordea Bank Abp, New York Branch (“Nordea”), ABN AMRO Capital USA LLC (“ABN”), Crédit Agricole Corporate & Investment Bank, DNB Capital LLC and Skandinaviska Enskilda Banken AB (PUBL) acted as Mandated Lead Arrangers and Bookrunners. Nordea acted as Administrative Agent.

Groundbreaking Sustainability Feature

In addition, the Core Facilities include a sustainability-linked pricing mechanism, which will be a first of its kind for a NYSE-listed ship owner and operator, which has been certified by an independent, leading firm in ESG and corporate governance research as meeting sustainability-linked loan principles. The adjustment in pricing will be linked to the carbon efficiency of the INSW fleet as it relates to reductions in CO2 emissions year-over-year, such that it aligns with the International Maritime Organization’s 50% industry reduction target in GHG emissions by 2050. This key performance indicator is calculated in a manner consistent with the de-carbonization trajectory outlined in the Poseidon Principles, the global framework by which financial institutions can assess the climate alignment of their ship finance portfolios.

“International Seaways has always been committed to environmental initiatives and minimizing risk of all forms of pollution and waste streams,” added President and CEO Lois Zabrocky. “Today, through this sustainability-linked pricing mechanism, we have created an innovative partnership with our banks that further advances our commitment to sustainability initiatives. We intend to continue to focus on our ESG footprint where appropriate and align our sustainability goals with those of our various stakeholders.”

The data used in the calculation of the fleet’s carbon efficiency will be validated by an independent organization approved by each ship’s flag state, with ABN acting as Sustainability Coordinator.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 42 ships, including 13 VLCCs, two Suezmaxes, six Aframaxes/LR2s, 12 Panamaxes/LR1s and 7 MR tankers. Through joint ventures, it currently has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding ship acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2018 for the Company, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com